EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

QXO, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.00001 per share	457(c) and 457(h)(2)	30,000,000	$11.63(2)	$348,900,000	0.00014760	$51,497.64
Total Offering Amounts					$348,900,000		$51,497.64
Total Fee Offsets
Net Fee Due							$51,497.64

(1)	Covers common stock, par value $0.00001 per share, of QXO, Inc. (“Common Stock”) under the QXO, Inc. 2024 Omnibus Incentive Compensation Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high ($12.50) and low ($10.75) sales prices per share of the Common Stock as reported on the Nasdaq Capital Market on July 30, 2024 .